UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 25, 2013

TC X Calibur, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

000-53408	87-0474017
(Commission File Number)	(IRS Employer Identification No.)

175 South Main Street Fifteenth Floor Salt Lake City, Utah 84111

(Address of Principal Executive Offices)

(801) 303-5730
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

See Item 5.01 of this Current Report.

Item 2.01 Completion of Acquisition or Disposition of Assets

See Item 5.01 of this Current Report.

Item 2.03 Creation of a Direct Financial Obligation

On June 25, 2013 the Company executed two promissory notes with Jenson Services, Inc., a Utah corporation, a creditor of the Company and one of the sellers selling its shares according to the transactions described in Item 5.01 of this Current Report (“Jenson Services”). The Company will use the proceeds to pay certain creditors and obligations of the Company. In the first promissory note, the Company agreed to pay Jenson Services $75,000 thirty days following the execution of the note. In the second promissory note, the Company agreed to pay Jenson Services $50,000 sixty days following the execution of the note. The note is secured by 387,098 shares of common stock of the Company sold by Jenson Services to Kenneth Williams, the new Chief Executive Officer of the Company.

Item 5.01.  Changes in Control of Registrant.

On June 25, 2013, Kenneth Williams (the “Buyer”) entered into a series of Stock Purchase Agreements (the “SPAs”) with Jenson Services and several other shareholders through which the Buyer collectively purchased 858,946 shares of TC X Calibur, Inc. (the “Company”), representing approximately 65% of the outstanding common stock of the Company, for total consideration of $96,500.77.

At the closing of the SPAs, the Buyer became the holders of an aggregate of approximately 65% of the Company’s outstanding shares of common stock, and a change of control of the Company occurred.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 25, 2013, Travis T. Jenson resigned as the Principal Executive Officer and as a director of the Company and Jason Jenson resigned as the Treasurer and Secretary of the Company. The Company accepted their resignations on the same date. Neither individual has any dispute against the Company. The Company also increased the number of members of the Board of Directors from three to four, which was within the range of directors allowed by its Bylaws.

On June 25, 2013, Michael Thompson was appointed as a director of the Company and Kenneth Williams was appointed as a director and the Chief Executive Officer and Chief Financial Officer of the Company. Brief professional biographies of each new appointee follow:

Mr. Michael Thompson

Mr. Thompson, age 43, is now a director of the Company. He received a BS in Psychology and Sociology from the University of Oregon and a Masters in Marriage and Family Therapy.  He has been involved in the medical marijuana industry as a licensed provider since early 2012.  He has several years of hands-on cultivation experience, which include indoor, outdoor and advance hydroponic production.  He also has in-depth knowledge and experience on the processing of the cannabis flower and by-products into a variety of marketable products.  Mr. Thompson has been involved in efforts to legalize cannabis both for medicinal and recreational purposes.  As a part of those efforts, he has gained a broad understanding of the changing laws regarding medical marijuana.  Currently, he is heading a group designed to capitalize on mainstreaming the industry in areas where recreational use of marijuana has been legalized.  The goal of that endeavor is to provide an upscale retail experience for a broad range of customers.  Mr. Thompson brings his expertise from both a production and retail perspective to the Board.

Mr. Kenneth Williams

Mr. Williams, age 42, is now a director and the Chief Executive Officer and Chief Financial Officer of the Company. He has over eighteen years of work experience in information technology, security and network engineering. Mr. Williams has held various positions as a systems and network engineer and network architect.  From 2004-2011, Mr. Williams worked at the University of Michigan-MBNI Research as a research network specialist.  In 2011, Mr. Williams was appointed as a chief technology officer in the public sector (at Digagogo Ventures Corp.) and later served as the chief executive officer and director. Since 2008, Mr. Williams has been a state-authorized caregiver in the Michigan Medical Marijuana Program.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.
Description of Exhibit

10.1           Stock Purchase Agreement between Kenneth Williams and Jenson Services

Documents Incorporated by Reference:

10-K Annual Report for the year ended December 31, 2012, which was filed with the Securities and Exchange Commission on March 12, 2013.

Form 10 Registration Statement, which was filed with the Securities and Exchange Commission on September 11, 2008, and which became effective on October 10, 2008.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TC X Calibur, Inc.

June 26, 2013.	By:	/s/Kenneth Williams
Kenneth Williams
Chief Executive Officer,Chief Financial Officer,and Director